Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2005

MILWAUKEE, January 21, 2005/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2005 second quarter consolidated net sales of $503.7 million and consolidated net income of $7.1 million or $.14 per diluted share. The second quarter of fiscal 2004 had consolidated net sales of $416.0 million and net income of $20.6 million or $.43 per diluted share. The majority of the $87.7 million or 21% increase in consolidated net sales was due to the inclusion of $72.4 million of sales from the Simplicity Manufacturing, Inc. (“Simplicity”) acquisition in July of 2004. The Engine business segment was primarily responsible for the remainder of the increase through price improvement and a mix of shipments that favored higher priced product. Consolidated net income declined $13.5 million between years due to a $30.0 million ($19.7 million after tax) increase in the reserve for uncollectible receivables for a trade receivable due from a bankrupt customer. Without the write down of the trade receivable, consolidated net income for the second quarter improved over the same period a year ago due to the price improvement and favorable mix of engine product sold in the Engine business segment.

For the first six months of fiscal 2005, the Company had consolidated net sales of $942.7 million and consolidated net income of $5.6 million or $.11 per diluted share. For the same period a year ago, consolidated net sales were $747.4 million and consolidated net income was $24.7 million or $.54 per diluted share. The majority of the $195.3 million or 26% increase in consolidated net sales was due to the inclusion of $151.9 million of sales from the Simplicity acquisition. The Engine business segment was primarily responsible for the remainder of the increase resulting from a mix of shipments that favored higher priced product and price improvement experienced in the second quarter. Consolidated net income declined $19.1 million between the comparative six-month periods due to a $40.0 million ($26.4 million after tax) increase in the reserve for uncollectible receivables. Without the write down of the trade receivable, consolidated net income for the first six months of fiscal 2005 improved over the same period a year ago for the same reasons identified above for the second quarter.

Engines:

Fiscal 2005 second quarter net sales were $374.9 million versus $357.8 million for the same period a year ago, an increase of 5%. The increase resulted from improved pricing and a mix of engine shipments that favored higher priced products. Engine unit shipments were flat between quarters. Sales for the first half of fiscal 2005 were $629.0 million versus $592.2 million in the prior year, a 6% improvement. The factors contributing to the increase are the same as those described for the second quarter, although engine shipment units were down approximately 2% for the first six months of fiscal 2005 as compared to the same period a year ago.

Income from operations for the second quarter of fiscal 2005 was $14.5 million, down $20.9 million from the same period in the prior year. The major reason for the decrease in income from operations was the $30 million write down of the trade receivable. Without the write down, income from operations improved over the same period a year ago. Favorable factors affecting the second quarter results were the improvement in revenues from our selling price increases and a sales mix that favored higher margined product. Material and component costs continue at levels significantly higher than last year, but were more than offset by the favorable factors in the second quarter.

Income from operations for the first half of fiscal 2005 was $9.9 million, down $28.9 million from the same period a year ago. The major reason for the decrease in income from operations was the $40 million write down of the trade receivable. Without the write down, income from operations improved over the same period a year ago. Favorable factors affecting the results for the first six months were the improvement in revenues from our selling price increases, a sales mix that favored higher margined product and increased production levels, primarily in the first quarter, which allowed for a better spreading of fixed costs. As in the second quarter, material and component costs were significantly higher than last year.

Power Products:

Fiscal 2005 second quarter net sales were $170.6 million, a $73.0 million increase over the same period a year ago. The increase in net sales was primarily the result of having $72.4 million of sales from our Simplicity acquisition. Generator sales were up approximately 15%, primarily because of unit volume resulting from continuing replenishment of retail inventories that were depleted by the active hurricane season. Pressure washer sales were down approximately 13% because of a unit volume decrease. Retail sales of pressure washers increased year over year, but our shipments of pressure washer units declined as retailers lowered their inventories in anticipation of new product offerings in the spring.

Net sales for the first six months of fiscal 2005 were $392.9 million, a $169.7 million increase over the same period a year ago. A major factor in the increase was the inclusion of $151.9 million of net sales from our Simplicity acquisition. Generator product accounted for the rest of the increase, with sales up approximately 23% because of unit volume increases associated with the significant hurricane season. The generator increase was offset by a pressure washer sales decrease of approximately 15%. As previously discussed, unit volume reductions described above account for a majority of the decline.

There was a loss from operations of $.7 million in the second quarter of fiscal 2005, a decline of $5.8 million from the gain of $5.2 million a year ago. The major factor for the decline was a $4.0 million operating loss associated with the Simplicity acquisition. The loss is the result of the application of purchase accounting rules that increased the cost of sales by $4.6 million. The remainder of the decline was primarily due to increased costs associated with premium freight to satisfy retail demand for generators, increased material and component costs and lower production volumes for pressure washers that had an unfavorable impact on the spreading of fixed costs.

Income from operations for the first six months of fiscal 2005 was $4.5 million, a reduction of $10.0 million from the operating income generated for the same period a year ago. One factor for the decline was a $4.8 million operating loss associated with the Simplicity acquisition. As in the second quarter, the operating loss at Simplicity is the result of purchase accounting rules on acquired inventory that have increased the cost of sales by $9.6 million for the six-month period. The remainder of the decline was caused by the same factors discussed for the second quarter, in addition to lower unit prices on pressure washers, the majority of which occurred in the first quarter.

General:

Other income was greater in both the second quarter and first six months of fiscal 2005 due to the recognition of dividends on preferred stock that we hold. The effective tax rate is approximately 34% in the second quarter and first six months of fiscal 2005 versus the 32% used in the corresponding periods last year.

Other Matters:

We have made an offer of $125.0 million for all tangible and intangible assets, excluding real estate, of the North American operations of Murray, Inc. As of January 21, 2005 Murray, Inc. has not yet received approval of the sale by the bankruptcy court. If all required approvals are received within the next two weeks we anticipate completion of the transaction by mid March. We estimate that we will record an extraordinary gain in the range of $20.0 to $30.0 million in the second half of fiscal 2005. We believe our net income will be $3.0 to $5.0 million lower as we absorb some of the operating losses of Murray, Inc. while they produce finished goods that we will sell to retailers for the upcoming lawn and garden season.

Outlook:

We are adjusting our forecast of net income for fiscal 2005 to incorporate the incremental $30.0 million trade receivable written down in the second quarter, our estimate of the operating loss associated with the Murray asset acquisition and our estimate of the potential extraordinary gain. Consequently, we have changed our previous net income forecast of $150 to $160 million to a range of $143 to $160 million. In addition, we continue to address the cost increases that we are seeing on raw materials and components, and we do not believe there is any significant relief from the levels we are currently experiencing, other than the impact of price increases implemented to date.

We project that third quarter net sales will be approximately 30% greater than last year, while net income could improve in the range of 13% to 15%.

The Company will host a conference call at 10:00 AM (EST) on January 21, 2005 to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders . Also available is a dial-in number to access the call real-time at (866) 802-4328. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 621548.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; our ability to successfully integrate the Simplicity acquisition; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended December

(In Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2004	2003	2004	2003
NET SALES	$503,700	$415,984	$942,695	$747,379
COST OF GOODS SOLD	397,558	325,138	765,735	596,338

Gross Profit on Sales	106,142	90,846	176,960	151,041
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	92,658	52,170	160,618	98,070

Income from Operations	13,484	38,676	16,342	52,971
INTEREST EXPENSE	(8,795)	(9,596)	(16,914)	(19,428)
OTHER INCOME, Net	6,081	1,265	9,014	2,708

Income before Provision for Income Taxes	10,770	30,345	8,442	36,251
PROVISION FOR INCOME TAXES	3,710	9,710	2,870	11,600

Net Income	$7,060	$20,635	$5,572	$24,651

Average Shares Outstanding	51,193	44,176	51,361	44,242

BASIC EARNINGS PER SHARE	$0.14	$0.47	$0.11	$0.56

Diluted Average Shares Outstanding	51,751	50,208	51,906	50,192

DILUTED EARNINGS PER SHARE	$0.14	$0.43	$0.11	$0.54

Segment Information

(In Thousands)

(Unaudited)

	Second Quarter		Six Months
	2004	2003	2004	2003
NET SALES:
Engines	$374,874	$357,848	$628,986	$592,196
Power Products	170,568	97,614	392,867	223,163
Inter-Segment Eliminations	(41,742)	(39,478)	(79,158)	(67,980)

Total*	$503,700	$415,984	$942,695	$747,379

*Includes international sales of	$88,056	$112,365	$169,914	$168,170

GROSS PROFIT ON SALES:
Engines	$88,681	$80,867	$132,926	$123,373
Power Products	17,849	11,891	42,047	27,961
Inter-Segment Eliminations	(388)	(1,912)	1,987	(293)

Total	$106,142	$90,846	$176,960	$151,041

INCOME FROM OPERATIONS:
Engines	$14,528	$35,432	$9,852	$38,712
Power Products	(656)	5,156	4,503	14,552
Inter-Segment Eliminations	(388)	(1,912)	1,987	(293)

Total	$13,484	$38,676	$16,342	$52,971

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December

(In Thousands)

(Unaudited)

	2004	2003
CURRENT ASSETS:
Cash and Cash Equivalents	$24,078	$119,323
Accounts Receivable, Net	330,954	339,822
Inventories	563,806	336,742
Deferred Income Tax Asset	74,418	52,892
Other	25,139	23,038

Total Current Assets	1,018,395	871,817

OTHER ASSETS:
Goodwill	248,799	154,070
Investments	45,190	41,693
Prepaid Pension	83,102	77,879
Deferred Loan Costs, Net	5,744	7,275
Other Long-Term Assets, Net	107,873	9,954

Total Other Assets	490,708	290,871

PLANT AND EQUIPMENT:
At Cost	959,913	873,683
Less - Accumulated Depreciation	535,119	512,770

Plant and Equipment, Net	424,794	360,913

	$1,933,897	$1,523,601

CURRENT LIABILITIES:
Accounts Payable	$139,382	$119,726
Short-Term Borrowings	164,077	1,269
Accrued Liabilities	206,908	193,526

Total Current Liabilities	510,367	314,521

OTHER LIABILITIES:
Deferred Income Tax Liability	106,190	60,621
Accrued Pension Cost	21,768	21,401
Accrued Employee Benefits	14,487	14,143
Accrued Postretirement Health Care Obligation	78,530	47,419
Other Long-Term Liabilities	15,148	15,050
Long-Term Debt	360,941	501,356

Total Other Liabilities	597,064	659,990

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	55,156	37,191
Retained Earnings	915,884	832,062
Accumulated Other Comprehensive Income (Loss)	6,289	(5,424)
Unearned Compensation on Restricted Stock	(1,753)	(1,018)
Treasury Stock, at Cost	(149,110)	(313,721)

Total Shareholders’ Investment	826,466	549,090

	$1,933,897	$1,523,601

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended Fiscal December
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$5,572	$24,651
Depreciation and Amortization	35,837	32,290
Loss on Disposition of Plant and Equipment	1,279	3,066
Provision for Deferred Income Taxes	(29,392)	(1,514)
Increase in Accounts Receivable	(76,021)	(137,861)
Increase in Inventories	(165,404)	(127,605)
(Increase) Decrease in Other Current Assets	994	(5,150)
(Decrease) Increase in Accounts Payable and Accrued Liabilities	(11,920)	7,927
Other, Net	(6,931)	(6,718)

Net Cash Used in Operating Activities	(245,986)	(210,914)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(39,382)	(23,144)
Proceeds Received on Disposition of Plant and Equipment	332	299
Proceeds Received on Sale of Certain B&S Canada Assets	4,050	—
Cash Paid for Acquisition, Net of Cash Received	(223,113)	—
Dividends Received	12,017	3,500
Refund of Cash Paid for Acquisition	—	5,686

Net Cash Used in Investing Activities	(246,096)	(13,659)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) on Loans and Notes Payable	160,950	(1,671)
Dividends	(8,694)	(7,285)
Proceeds from Exercise of Stock Options	17,648	24,701

Net Cash Provided by Financing Activities	169,904	15,745

EFFECT OF EXCHANGE RATE CHANGES	3,862	3,336

NET DECREASE IN CASH AND CASH EQUIVALENTS	(318,316)	(205,492)
CASH AND CASH EQUIVALENTS, Beginning	342,394	324,815

CASH AND CASH EQUIVALENTS, Ending	$24,078	$119,323